                                                                   EXHIBIT 10.11

[*]=CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETED ASTERISKS HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.


               FIRST AMENDMENT TO THE MASTER AGREEMENT FOR DATA
                    COMMUNICATIONS AND VALUE ADDED SERVICES
                                   (BRAZIL)


By this instrument, the parties, on the one side:

AOL Brasil Ltda., a company with offices in the city of Sao Paulo, State of Sao Paulo, at Avenida Luiz Carlos Berrini, 716, conj 12, enrolled with the CNPJ under no. 03.032.579/0001-62 ("AOL") herein represented by its President, Mr. Francisco Loureiro, and on the other side;

Netstream Telecom Ltda., a company with offices in the city of Sao Paulo, State of Sao Paulo, at Av. Pres. Juscelino Kubitschek, 1830, Torre 2 - 9o andar, enrolled with the CNPJ under no. 02.667.694/0001-40 ("NETSTREAM") herein represented by its legal representatives,; and [name and qualification of the quotaholders of Netstream] ("Intervening parties").

WHEREAS NETSTREAM and AOL executed on May 3, 1999 the Master Agreement For Data Communications And Value Added Services in Brazil, (hereinafter referred to as "Original Agreement");

WHEREAS NETSTREAM and AOL have subsequently negotiated and agreed upon on some of the conditions of the Original Agreement

WHEREAS, AOL is an Internet and online service provider which desires to build a proprietary AOLnet data communications network in Brazil;

WHEREAS, AOLnet is defined to be the subset of AOL's member access network in which AOL has complete control of (i) the usage, location and quantities of the applicable equipment; (ii) the purchase, usage, and deployment of all hardware and software utilized to support the network infrastructure; and (iii) the right to resell all available capacity to third parties.

WHEREAS, NETSTREAM is a provider of data communications services and value added services, including Internet access services;

WHEREAS, NETSTREAM has agreed to build out a portion of AOLnet in Brazil and provide communications services and value added services to AOL;

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree to amend and consolidate the Original Agreement which shall be valid as follows:

1.   Scope of Services.  NETSTREAM shall install, activate, maintain, and
     -----------------
operate Modems for AOL's nationwide dial-up network in AOL-designated cities in Brazil, as set forth in Exhibit C ("Deployment Plan"). The parties further agree to negotiate in good faith regarding future expansion of AOL-designated cities within Brazil. The initial total network size shall be [*] Modems. For purposes of this Agreement, "Modem" shall mean an individual data channel, having the bandwidth specified in Section 2.1("Network Charges") from a specified location in

Brazil to any of the then-current AOL data centers. This channel may be established via an analog or digital ingress (e.g., a channelized E-1, ISDN or ADSL circuit) to a Modem Box. "Modem Box" shall mean the physical product, which houses the Modems and the netserver capacity to provide intelligence regarding the network.

     1.1  Commitments.  AOL agrees to order from NETSTREAM a minimum of [*]
          -----------
Modems by the first anniversary of the Effective Date, a minimum of [*] Modems by the second anniversary of the Effective Date, and a minimum of [*] Modems by the third anniversary of the Effective Date for the buildout of AOLnet in Brazil; provided, however, that NETSTREAM meets all required performance criteria as determined by AOL in its sole discretion. Such performance criteria include, but are not limited to: (i) meeting the monthly buildout targets specified by AOL, and (ii) meeting the requisite service levels for such buildout (including without limitation the performance levels specified in Exhibit A). If in any month NETSTREAM fails to meet any of its installation commitments, AOL's minimum commitment for all following months shall be [*] of the percentage by which NETSTREAM has fallen short of its quality and capacity requirements for such month. The above-described reduction in commitment shall not limit any of AOL's other rights and remedies hereunder or at law.

     1.2  NETSTREAM Obligations.  NETSTREAM shall deploy any capacity requests
          ---------------------
accepted by AOL NETSTREAM within [*] days of acceptance. NETSTREAM also agrees to make available to AOL copies of all co-location agreements with NETSTREAM's co-location providers. The parties agree that NETSTREAM [*] NETSTREAM also agrees to deinstall Modem capacity from one site and reinstall it at another site, at AOL's sole discretion and cost, within [*] days after AOL's request for such deinstallation/reinstallation. If NETSTREAM refuses to accept a capacity request or does not deploy a capacity request within [*] days after accepting such request, AOL shall be free to request installation of such capacity from another provider. Further, any such capacity request that NETSTREAM refuses or does not timely fulfill shall nevertheless be counted towards AOL's minimum commitment as specified in Section 1.1 ("Commitments").

     1.3  Implementation of Network and Value Added Services.  AOL shall have
          --------------------------------------------------
absolute control over the locations being served and the establishment of a reasonable schedule for installations. In the event that AOL directs a change in service location or circuit type or a reallocation of Modems among locations after tasking has been issued or Modems have been activated, any additional costs incurred by NETSTREAM, including any service termination or service activation costs, will be reimbursed by AOL. AOL shall retain control of how the users connect to the network and how the network connects to AOL. NETSTREAM shall control the design and use of the network backbone, the value added services, and the backhaul circuits from the virtual PoPs to the physical PoPs. NETSTREAM shall determine the location of actual Modem installation, and NETSTREAM shall also identify the number and location of spare Modems necessary to ensure compliance with the performance specifications described in Exhibit A.

     1.4  Future Orders.  AOL, in its sole discretion, may consider placing
          -------------
future orders with NETSTREAM for [*] Modems by the first anniversary of the Effective Date, [*] Modems by the second anniversary of the Effective Date, and [*] Modems by the third anniversary of the Effective Date; provided, however, that nothing in this paragraph shall constitute a commitment by AOL to place such orders.

2.   Fees.
     ----

     2.1  Network Charges.  In exchange for the network services and value added
          ---------------
services to be provided hereunder, NETSTREAM will be paid the following for Modems accepted by AOL, without taxes (all prices are quoted in Brazilian reais):

          (a)  [*] for the Modems comprising [*] (the "Base Price").

          (b) [*] per Modem per month for the Modems comprising the [*] (the "Base Price"); provided, however, that [*]

          (c) The above pricing will only apply in the event that [*] from Netstream. Should AOL choose to [*], NETSTREAM reserves the right to [*].

          (d) The Base Price paid to NETSTREAM shall include all costs relating to the management of the dial-up network, including but not limited to: (a) the network circuit requirement (DS-3), a LEC circuit requirement of 1 PRI/T1 per [*] Modems, and a backhaul requirement of 1 T1 per [*] Modems; (b) recurring LEC circuit charges; (c) recurring backhaul circuit charges; (d) amortization of all one-time circuit installation fees; (e) analog POTs lines; (f) site maintenance;
(g) recurring co-location charges; (h) co-location installation fees; (i) other one-time installation fees; (j) Modem management fees; (k) equipment lease expenses at NETSTREAM sites; and (l) the cost of any spare equipment. For purposes of this paragraph, the DS-3 requirements are as follows:

               Throughput          Modems per DS-3 (or equivalent)
               ----------          -------------------------------

               [*] bps             [*]

DS-3s shall be defined as a network circuit with a 45-megabit capacity with utilization no higher than [*].

          (e) The Base Price is valid for a [*] bps service only. Each additional [*] bps increment as set forth above that is requested by AOL will result in an additional [*] per Modem per month to the Base Price. The parties agree that the network sizing assumes that backhaul and backbone circuits are sized at no greater than [*] peak utilization per individual circuit, measured as an average over recurring five minute windows.

          (f) Subject to Sections 10 and 11, AOL agrees to pay all applicable goods and services taxes relating to the services provided under this Agreement as identified in the relevant invoice provided pursuant to Section 2.4, provided however, that in relation the international portion of the services the ICMS tax shall not be applied.

          (g) AOL shall not be required to pay for the use of any Modem or Modem Box for any period of time during a billing cycle in which such Modem or Modem Box is inoperable or otherwise out of service.

     2.2  Volume Discounts. In exchange for AOL committing to the capacity set
          ----------------
forth in Section 1.1 ("Commitments"), NETSTREAM agrees to provide the following discounts to AOL during the term of the agreement;

          (a) For Modem orders that result in a total installed Modem base of between [*] and [*] Modems, a cumulative discount of [*] will be applied to the combined per Modem cost for the entire Modem base, including the newly ordered Modems.

          (b) For Modem orders that result in a total installed Modem base of between [*] and [*] Modems, a cumulative discount of [*] will be applied to the combined per Modem cost for the entire Modem base, including the newly ordered Modems.

          (c) For Modem orders that result in a total installed Modem base of greater than [*] Modems, a cumulative discount of [*] will be applied to the combined per Modem cost for the entire Modem base, including the newly ordered Modems.

     2.3  Price Changes.  In the event that changes to [*] in this Agreement and
          -------------
[*], NETSTREAM agrees to [*]. AOL and NETSTREAM further agree, at 12-month intervals or when mutually agreed, to in good faith evaluate and adjust prices quoted in Section 2.1 ("Network Charges"), which may have been influenced by changes in inflation (e.g. referencing the IGP-DI rate), increased efficiency (e.g. better tools requiring fewer support staff), or reduced costs structures (e.g. increased capacity). NETSTREAM hereby agrees that the foregoing covenant is a material term of this Agreement.

     2.4  Payment Terms.  At such point that AOL accepts Modems in accordance
          -------------
with this Agreement, NETSTREAM will invoice AOL on a monthly basis the charges specified in this Section 2 for all services provided to AOL under this Agreement. Invoices shall identify applicable taxes as agreed upon by the parties. All payments due to NETSTREAM under this Agreement shall be invoiced in arrears to AOL. All undisputed invoices shall be payable within [*] days of receipt of the invoice. AOL or its designee shall pay vendor invoices forwarded by NETSTREAM for Modems. NETSTREAM acknowledges that it is AOL's billing policy not to honor any invoices for services performed more than [*] days before the receipt of the invoice by AOL.

          (a) In the event AOL fails to pay NETSTREAM any undisputed amount in Reais due in accordance with the payment schedule herein proposed, NETSTREAM shall provide AOL with notice of such non-payment and if, within 10 days after receipt of such notice AOL has not paid, then AOL shall pay NETSTREAM, as damages for financial distress, a fine of [*], plus interest of [*] per month, in addition to the amount originally due, calculated from the date such amount should have been paid until its actual receipt by NETSTREAM. Such value shall [*]

     2.5 [*]. NETSTREAM agrees that AOL [*] with respect [*] provided under this Agreement [*], to the extent that [*].

3.   Acceptance Testing.
     ------------------

     3.1  Acceptance Criteria and Data.  Newly activated Modem Boxes will be
          ----------------------------
subject to an acceptance test by AOL. Each acceptance test shall last for a period of six (6) days. AOL shall have the option of rejecting a Modem Box and associated circuits which meets or exceeds one or more of the following failure thresholds: (a) [*] of user sessions terminate without a user-initiated logoff sequence; (b) [*] of user calls fail to connect to the Modem Box (such data will be provided by NETSTREAM for the Modem Boxes on a daily basis. The six day acceptance period will be contingent upon receiving this data on a daily basis beginning with a Modem Box activation); (c) greater than [*] of user calls which successfully connect to the Modem Box fail to connect to the AOL front end. NETSTREAM shall provide to AOL all of the performance data necessary to conduct the acceptance tests on a daily basis during the testing period. If such data is not received by AOL daily, the applicable Modem Box shall automatically be deemed rejected.

     3.2  Notice of Failure.  In the event that a newly activated Modem Box
          -----------------
meets or exceeds any of the failure thresholds specified in Section 3.1 ("Acceptance Criteria and Data") within the six (6) day test period, AOL may, at its option, send NETSTREAM an e-mail notice of rejection, specifying the failure thresholds which were met or exceeded during the test. In determining acceptance, AOL shall not hold NETSTREAM accountable for problems due to AOL's client software. Provided that all relevant daily performance data has been provided to AOL as required by Section 3.1 ("Acceptance Criteria and Data") any Modem Boxes that have not been rejected by AOL by the end of the sixth day following activation will be deemed accepted.

     3.3  Rejected Modem Boxes.  Rejected Modem Boxes shall be removed from
          --------------------
service pending further troubleshooting and corrective action by NETSTREAM. Following such troubleshooting and corrective action by NETSTREAM, NETSTREAM may re-activate the Modem Boxes for customer use, and a new six-day acceptance period shall commence. No fees shall be charged to AOL during the period in which NETSTREAM is implementing troubleshooting and corrective action or during the subsequent new six (6) day testing period.

     3.4  Payment Obligations.  The payment obligation of AOL for any Modem Box
          -------------------
begins at the end of the six (6) day testing period and only upon acceptance of such Modem Box by AOL.

4.   Technical and Operational Requirements.  NETSTREAM shall provide services
     --------------------------------------
that meet the specifications as set forth in this Section 4 and in Exhibit B ("Operational Requirements"):

     4.1  Netserver and Backbone Capacity.
          -------------------------------

          (a) from the netserver to the backbone, there will be no more than [*] Modems per T1 line;

          (b)  the backbone is sized for aggregate dial and Internet traffic.

The DS-3 lines at AOL shall be sized at [*] of peak utilization as measured over recurring five-minute windows.

     4.2  Access and Connection Protocol.  NETSTREAM shall provide support for
          ------------------------------
the following AOLnet access methods, access technology, connection protocols and hub architecture:

          (a)  the proprietary AOL P3 protocol

          (b)  PPP

          (c)  TCP/IP

          (d)  UDP

          (e)  ISDN synchronous

          (f)  ISDN asynchronous (v.120)

          (g)  128K Multi-link ISDN

          (h)  xDSL

          (i)  1-way Cable

          (j) Routing to multiple services including but not limited to AOL and any other AOL-offered service as requested by AOL, provided that the user's TCP/IP connection terminates at a site, which is subject to subparagraph (l) below.

          (k) Routing to resale customers that may be part of AOL's overall network allocation, provided that the user's TCP/IP connection terminates at a site which is subject to subparagraph (l) below.

          (l) Routing to other AOL-specified sites in addition to, Reston, Virginia, Manassas, Virginia, and Dulles, Virginia, provided that the cost of routing to the other AOL-specified sites does not exceed the cost of routing the equivalent traffic to Reston, Manassas, or Dulles, subject to prior agreement by NETSTREAM and AOL on how IP routing is implemented.

     4.3  IP Addresses.  NETSTREAM shall [*] during the term of this Agreement.
          ------------
Each [*] shall be provided a [*] such that [*] and NETSTREAM further agrees that IP addresses be allocated in contiguous class C/24 blocks. AOL shall be provided the source IP addresses prior to use two weeks in advance of implementation within the network. NETSTREAM acknowledges and agrees that it must assign IP addresses in connection with its implementation of the PPP protocol in a manner that permits AOL to reliably identify the location and identity of users.

     4.4  IETF Standards.  NETSTREAM shall, in its network design and topology,
          --------------
comply with IETF approved and adopted standards applicable to the access methods set forth in Section 4.2.

     4.5  Domain Name Services.  NETSTREAM shall provide domain name service as
          --------------------
follows:

          (a)  resolve domain name service queries to AOL destinations

          (b) support domain name service for AOL service access to the AOL domain and any zones resident on AOL name servers

          (c)  maintaining domain name service servers

          (d) support AOL in the acquisition of DNS address blocks as requested by AOL

          (e) NETSTREAM shall not require return of address blocks currently in use by AOL and shall provide additional blocks from the allocated NETSTREAM space in accordance with the rules of APNIC.

     4.6  Changes in [*].  AOL may [*] described in this Section 4 to [*], and
          --------------
NETSTREAM will [*]. In the event that such [*] necessitate an extension of the timeframe originally scheduled for the installation of Modems, the installation schedule shall be extended the same amount of time required to execute such [*].

5.   Network Performance.
     -------------------

     5.1  Service Performance Levels.  The network shall perform in accordance
          --------------------------
with the service performance levels set forth in Exhibit A ("Service Performance Levels"). AOL shall notify NETSTREAM in the event that the network fails to meet or exceed the Service Performance Levels in two consecutive months or on an average over a three-month period. NETSTREAM shall have three (3) months following the receipt of such notice to cure such failure. If NETSTREAM fails to cure such failure within such three (3) month period, AOL may, at its sole option, either (i) terminate this Agreement for default, in accordance with
Section 8.2 ("Termination") or (ii) suspend the minimum network order commitments of Section 1.1 ("Commitments") until such time as the network meets or exceeds the Service Performance Levels (based on average measurements over three (3) calendar months). For purposes of the foregoing, suspending the minimum network order commitments shall mean that for each month until the network has been brought into compliance with the Service Performance Levels, AOL shall have no obligation to place any orders for network capacity with NETSTREAM for such month. Further, AOL shall have no obligation following any period of suspension to make up for any network capacity orders not made during such period of suspension.

     5.2 NETSTREAM shall ensure that the network be Year 2000 compliant and shall represent and warrant to such compliance. Year 2000 compliant shall mean:

          (a) Business processes and procedures must contain no logical or arithmetic inconsistencies and will function without interruption prior to, during and after Year 2000.

          (b) The Year 2000 must have the ability to recognize and manage business processes and procedures that occur in association with the leap year.

          (c) All interfaces and processes must be able to handle the data storage, display and output of date driven information as it relates to the century, in order to eliminate date ambiguity.

          (d) Successfully and reliably process date relevant functions and data containing dates from, into and between the twentieth and twenty-first centuries.

          (e) The above definitions apply, provided that all other products (e.g., hardware, software, and firmware) interfacing with AOL and CompuServe properly exchange date data with it.

     5.3  Architectural Independence.

          (a)  Alternate Carriers.  In the event that NETSTREAM determines that
               ------------------
another carrier's offerings represent a superior value, or other factors which may make another carrier's offerings preferable, NETSTREAM may utilize a carrier other than its current carrier for the network or any portion thereof.
NETSTREAM acknowledges AOL's goal is to achieve architectural independence among its service providers to minimize the probability that a single failure could impact more than one AOL service provider. NETSTREAM shall [*].

          (b)  International Circuits.  During the term of this Agreement, AOL
               ----------------------
may decide to purchase an International circuit for connecting the portion of the AOLnet network located in Brazil to the portion of the AOLnet network located in the United States. Alternatively, or in addition, AOL or AOL US (i.e., America Online, Inc. and/or its affiliates) may decide to offer their own backbone services for bringing network traffic from Brazil and other parts of Latin America to AOL data centers located in the United States. If any of the above-described circumstances (or circumstances comparable thereto) occur, AOL agrees to explore opportunities with NETSTREAM to either re-evaluate the current International circuit agreement or to assist in the procurement of a new International circuit. AOL shall have the right, which right may be exercised in its sole discretion at any time without penalty, to terminate any provisions of this Agreement (including the applicable provisions for the payment of fees) that pertain to the provision of backbone services between Brazil and AOL data centers in the United States.

     5.4  NETSTREAM Representation. NETSTREAM represents and warrants that any
          ------------------------
and all Modem and Modem Box, as defined above have been certified by the relevant authorities in Brazil and in accordance with the applicable laws and regulations.

6.   Project Management.  NETSTREAM shall set up an AOL project team, staffed
     ------------------
with a NETSTREAM Vice-President and a dedicated AOL project manager (both subject to AOL's approval in its sole discretion), who will be responsible for building, maintaining, and operating AOLnet and the AOL Internet access. The NETSTREAM project manager shall be AOL's primary point of contact and [*], for guidance and advice.

7.   Audits.  Each party reserves the right to audit the other party's relevant
     ------
books and records to verify the audited party's compliance with the terms of this Agreement. This audit and any other audit permitted under this Agreement by one party of the books and records of the other party shall be performed by an independent certified public accounting firm as follows: (i) following at least ten (10) business days' prior written notice to the audited party; (ii) at the auditing party's sole cost and expense; (iii) in a reasonable scope and duration; (iv) in a manner so as not to interfere with the audited party's business operations; and (v) in compliance with the audited party's security requirements. Unless the parties mutually agree otherwise, the number of audits that each party may conduct shall not exceed one per year. Nothing contained in this paragraph is intended to allow either party access to or review of confidential information, the disclosure of which would violate the terms of an agreement with any third party. Materials of the audited party reviewed by such independent certified public accounting firm in the course of the audit shall be deemed confidential and their use by the independent certified public accounting firm shall be limited to the conduct of the audit and any resulting report shall not contain any confidential information of the audited party or any third party. Such accounting firm shall, prior to conducting such audit, execute a nondisclosure agreement acceptable to the audited party containing the substantive provisions of this paragraph. Any report or other information produced or reviewed by the auditor shall not be distributed within the auditing party except to such persons with a need to know. The foregoing report and/or information shall be made available to the audited party on request. Each party shall maintain complete and accurate records and shall retain such records for a period not less than the term of this Agreement or such other longer period as may be required by applicable law, rule, or regulation. The disclosure of any documents, records or any other information shall be limited to portion of the documents, records or information that relate to this Agreement.

8.   Term and Termination.
     --------------------

     8.1  Term.  The term of this relationship shall be three (3) years from the
          ----
Effective Date. The Agreement may be renewed at the option of AOL for additional one-year periods upon six months notice to NETSTREAM. At the end of the Agreement, the parties will implement a six-month transition period to allow for the orderly migration of NETSTREAM's customers and AOL's assumption of management and control of the network. The parties will resolve all transition issues in an equitable manner.

     8.2  Termination.  Either party shall have the right to terminate for
          -----------
material breach, provided that any such breach is uncured after thirty (30) days written notice. The parties hereby acknowledge that breach of the agreement to evaluate and adjust pricing pursuant to Section 2.3 shall be considered material. If any undisputed amounts due and owing by AOL remain unpaid ninety
(90) days after date of invoice, then NETSTREAM will provide notice thereof to AOL and if AOL does not pay with ten five (105) business days after receipt of such notice, then NETSTREAM may terminate this Agreement immediately upon written notice without penalty. Upon such termination, each party will work reasonably with the other party and such party's designees to ensure a smooth and timely transition of the network control and management to AOL within one hundred eighty (180) days of the effective date of termination. In the event of any termination, NETSTREAM will transfer ownership of the telephone numbers in the network to AOL or its designee, subject to the regulatory feasibility of this procedure, if any.

9.   Confidentiality.  The parties agree that all disclosures of confidential
     ---------------
and/or proprietary information before and during the term of this Agreement shall constitute confidential information of the disclosing party. Such confidential information shall include, but not be limited to, AOL usage statistics, calling patterns, ANI data, and all member information. Each party shall use commercially reasonable efforts to ensure the confidentiality of such information supplied by the disclosing party, or which may be acquired by either party in connection with or as a result of the provision of the services under this Agreement. Each party agrees that it shall not disclose, use, modify, copy, reproduce, or otherwise divulge such confidential information.

Each party further agrees to hold harmless and indemnify the other party in the event of any disclosure by such party.

     9.1  The non disclosure obligation shall not be applicable to:

          (a) Information that is in or becomes part of the public domain without violation of this Agreement by the receiving party;

          (b) Information that was known to be in the possession of the receiving party on a non-confidential basis prior to the disclosure thereof to the receiving party by the disclosing party, as evidenced by written records;

          (c) Information that was developed independently by the receiving party's employees;

          (d) Information that is disclosed to the receiving party by a third party under no obligation of confidentiality to the disclosing party and without violation of this Agreement by the receiving party; or

          (e) Information that is authorized by the disclosing party in writing for disclosure or release by the receiving party.

10.  Certain Conditions. The parties also agree to the following certain
     ------------------
conditions:

     10.1 In good faith, and in accordance with the applicable laws and in mutual agreement, the parties will define the [*].

     10.2 NETSTREAM will [*]. The definition of such [*] shall be communicated by AOL to NETSTREAM until September 30, 1999.

     10.3 NETSTREAM will [*] of any [*] which it negotiates in its [*]. This [*] would only apply to [*] and shall be valid for a [*] as of the Effective Date. NETSTREAM shall keep complete and accurate records of all [*] and any related documentation (including contracts) connected to the execution of this Agreement ("Records"). All referred to Records shall be kept for a minimum period of three
(3) years after termination of this Agreement. For the exclusive purpose of [*], AOL shall have the right to, [*], which shall be [*], in order to [*] to AOL under this Agreement. Such [*] may be performed after a 20-day prior written notice and shall not be performed more frequently than every six (6) months.

     10.4 The terms of this document in particular this Section shall prevail upon any previous understandings of the parties.

     10.5 AOL expressly declares that it has [*]; Section 10.1 (a) of the MASTER AGREEMENT FOR DATA COMMUNICATIONS AND VALUE ADDED SERVICES (BRAZIL), as well as any remedies or claims for indemnification or compensation under "certain rights" hereby waived, being the relationship of the parties exclusively regulated by the terms of this Agreement.

11.  Indemnity.  NETSTREAM agrees to indemnify, defend, and hold AOL harmless
     ---------
from damages, losses, or liabilities (including reasonable attorneys' fees) arising from (i) any third party claims of intellectual property rights infringement arising from the use of any NETSTREAM-developed materials; (ii) any third party claims arising out of a breach by NETSTREAM of this Agreement; and
(iii) any third party claims relating to any physical damage to property or personal injury caused by NETSTREAM; (iv) any tax claims resulting from deficiencies in the taxes paid by NETSTREAM in connection with this Agreement.

12.  Limitation of Liability.  NOTWITHSTANDING ANYTHING ELSE TO THE CONTRARY
     -----------------------
STATED OR IMPLIED HEREIN, NEITHER PARTY SHALL HAVE ANY LIABILITY WHATSOEVER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, OR SPECIAL DAMAGES (INCLUDING LOST PROFITS) SUFFERED BY THE OTHER OR BY ANY ASSIGNEE OR OTHER TRANSFEREE OF THE OTHER, EVEN IF INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES, WHICH INCLUDES, BUT IS NOT LIMITED TO, LOSS OF PROFITS, REVENUES OR BUSINESS OPPORTUNITIES.

13.  Ownership and Remedies upon Termination or Expiration.  NETSTREAM shall
     ------------------------------------------------------
retain title and ownership to the dial-up network equipment, including but not limited to, Modems and related equipment; provided, however, that as a condition of such ownership, the parties agree that (i) [*], and NETSTREAM agrees to [*] on an expedited basis for AOL; (ii) AOL shall recoup all of the economic benefit of any endorsement by AOL of a specified technology or vendor for the Modems and related equipment; (iii) AOL shall own the telephone numbers to each of the dial-up points of presence, and NETSTREAM shall not transfer such telephone numbers to any third party without written permission from AOL; and (iv) NETSTREAM shall not enter into any lease agreements regarding the Modems without prior written approval from AOL. Upon termination of this Agreement arising from a material uncured breach by NETSTREAM, the parties agree that (i) AOL shall be allowed to manage the operation of the AOL portion of the network utilizing AOL personnel and staff and NETSTREAM equipment and software at NETSTREAM locations, and NETSTREAM shall permit such AOL personnel and staff to have free and unobstructed access to such NETSTREAM locations for the purpose of managing such operations, all at no charge to AOL for six months after the effective date of termination; (ii) the parties shall implement a six month transition period to allow for AOL's assumption of management and control of the network; and (iii) NETSTREAM agrees to the ability of AOL to seek injunctive relief and specific
performance regarding the remedies set forth herein.   NETSTREAM shall not
encumber or permit the Modems to be encumbered by any liabilities, liens, claims, charges, security interests or encumbrances of any kind other than such encumbrances as existed at the time NETSTREAM obtained the Modems. Notwithstanding anything to the contrary in this Agreement, any changes in the AOL telephone numbers shall require prior written approval from AOL. AOL shall also retain title and ownership to all data contained in written reports prepared and delivered to AOL hereunder. Any [*] by NETSTREAM incidental to the [*] shall be [*], and NETSTREAM [*] unless NETSTREAM: (a) [*] or (b) [*]. Notwithstanding the foregoing, in no event shall NETSTREAM [*]. NETSTREAM further agrees to [*] as reasonably requested by AOL. NETSTREAM further agrees that it [*], including but not limited to any [*].

14.  General.
     -------

     14.1 Governing Law.  This Agreement shall be governed and construed under
          -------------
the laws of the Federative Republic of Brazil and the central courts of the city of Sao Paulo, State of

Sao Paulo, are hereby elected to settle any disputes arising herefrom, with the exclusion of any other no matter how privileged it may be.

  14.2    Press Release.  The terms of this Agreement are confidential, and
          -------------
neither party shall disclose to any third party (other than bankers and lenders, and legal and other professional advisers with a need to know) the terms and conditions of this Agreement. Such obligations shall apply except as required by law or government regulation. In addition, any press release or public announcement with respect to this Agreement shall be subject to the mutual approval of the parties, unless such major press releases or public announcements are required by law.

  14.3    Force Majeure.
          -------------

          (a) During the term of this Agreement, neither party shall be in default of its obligations to the extent that its performance is delayed or prevented by causes beyond its reasonable control, including but not limited to acts of God, natural disasters, bankruptcy of a vendor, strikes and other labor disturbances, acts of war or civil disturbance, or other equivalent or comparable events.

          (b) In such event, the non-performing party will be excused from any further performance obligations so affected for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance without delay. AOL shall not [*].

          (c) Any party so delayed in its performance will immediately notify the party to whom performance is due by telephone (to be confirmed promptly in writing) and describe in reasonable detail the circumstances causing such delay.

          (d) If any of the circumstances described in this Section prevent, hinder, or delay performance of the Services necessary for the performance of AOL's critical functions for more than [*] hours, then AOL may terminate this Agreement as of a date specified by AOL in a notice of termination to NETSTREAM. For the avoidance of doubt, at all times, AOL may procure such services from an alternate source.

  14.4    Assignment.  Neither party may assign this Agreement or its rights or
          ----------
obligations under this Agreement to a third party without the prior written consent of the other party, whose consent shall not be unreasonably withheld, except that AOL may assign this agreement to a parent, subsidiary, affiliate, or joint venture partner without NETSTREAM approval. In the event of the consummation of a reorganization, merger or consolidation or sale or other disposition of substantially all of the assets of NETSTREAM or the acquisition by any individual, entity or group of beneficial ownership of more than a controlling interest of NETSTREAM, AOL shall have the right to terminate this Agreement without penalty. EXCEPT FOR THE CONTROL ACQUISITION OF NETSTREAM BY AT&T or any of its subsidiaries or affiliates, and in such event, regardless of who is the controlling shareholder, NETSTREAM or its successor or assigns shall honor the obligations hereunder.

  14.5    Notices.  All notices or reports permitted or required under this
          -------
Agreement shall be in writing and shall be delivered by personal delivery, telegram, or facsimile transmission or by registered mail, return receipt requested. Notices shall be sent to the signatories of this

Agreement at the address set forth at the beginning of this Agreement or such other address as either party may specify in writing. Notices shall be effective upon receipt. In the case of AOL, any and all notices to be provided to AOL under this Agreement must also be provided to AOL Latin America Management LLC, [Address to be provided], to the attention of its General Counsel.

  14.6    Injunctive Relief.  It is understood and agreed that, notwithstanding
          -----------------
any other provisions of this Agreement, breach of the provisions of this Agreement by any party will cause the other party irreparable damage for which recovery of money damages would be inadequate and that the innocent party may therefore seek timely injunctive relief to protect its rights under this Agreement in addition to any and all remedies at law.

  14.7    No Agency.  Nothing contained herein shall be construed as creating
          ---------
any agency, partnership, or other form of joint enterprise between the parties.

  14.8    Full Power.  Each party warrants that it has full power to enter into
          ----------
and perform this Agreement, and the person signing this Agreement on such party's behalf has been duly authorized and empowered to enter into this Agreement. Each party further acknowledges that it has read this Agreement, understands it, and agrees to be bound by it.

  14.9    Survival.  Sections 2.4 ("Payment Terms"), 8.2 ("Termination"), 9
          --------
("Confidentiality"), 10 ("Certain Conditions"), 11 ("Indemnity"), 12 ("Limitation of Liability"), 13 ("Ownership") and 14 ("General") of this Agreement shall survive cancellation, termination or expiration of this Agreement.

  14.10   Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
between the parties with respect to the subject matter hereof. This Agreement may only be changed by mutual agreement of authorized representatives of the parties in writing.

  14.11   Waiver.  No failure on the part of either party to exercise, and no
          ------
delay in exercising any right or remedy hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

  14.12   Language and Counterparts.  This Agreement may be executed in
          -------------------------
Portuguese and English, provided however that the Portuguese version shall always prevail in the event of any disputes concerning this agreement. This Agreement may be executed in several counterparts and exchanged via facsimile, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the Effective Date.

AOL BRASIL Ltda.                        NETSTREAM TELECOM Ltda.

September 24, 1999                      September 24, 1999

By: /s/ Francisco Loureiro              By: /s/ Rance Hesketh
    ----------------------------            ------------------------------
    Francisco Loureiro                      Rance Hesketh
    President                               Chief Commercial Officer

                                        /s/ Claudio Baumann
                                        ----------------------------------
                                        Claudio Baumann


Witnesses:

1.______________________________        2._________________________________

     Name:                                     Name:

     RG:                                       RG:

                                   EXHIBIT A

                          Service Performance Levels

I.   Reports
     -------

NETSTREAM will provide to AOL the following reports:

1.   Usage Reports

     A.   Daily reports on hourly usage by modem by city

     B.   Daily reports on percentage of ineffective calls

2. Daily reports on circuit utilization, including but not limited to T1s, DS-3s, OC-3s. These reports will include (i) 5 minute in and out bit rates; (ii) packet loss (average, median and 95/th/ percentile for each major router pair);
(iii) round trip delays between major router pairs.

3.   Read only access by AOL to SNMP variables on AOL demarcation routers

II.  Service Level Requirements
     --------------------------

NETSTREAM shall meet or exceed the AOLnet network average in the following areas:

1.   Connection Success (getting connected to the AOL service)

     A.   [*] Percentages (excluding busies)

     B.   [*]

     C.   Training

     D.   Ineffectives

     E.   Customer Reported Problems

2.   Connection Quality (staying connected)

     A.   Percentage of [*]

     B.   [*]

     C.   [*]

3.   Problem Resolution

     A.   Modem Availability

     B.   Trouble Tickets Resolution Time

     C.   Service Down Time

4.   Ability to Fill Orders

     A.   Modem Plan

     B.   Backbone Capacity Plan

                                   EXHIBIT B
                                   ---------

                            Operational Requirements
                            ------------------------

I.   Network Engineering

          NETSTREAM agrees to provide network engineering to address operational and long-term planning issues.

II.  Operations

          NETSTREAM will continue to provision, staff, and operate a Network Operations Center ("NOC") with dedicated support for AOL and a backup NOC at a separate location at least 300 miles away. The scope of this task will include the following NETSTREAM support and value added services for the network:

          A. Operation of the NOC and co-located systems with trained and qualified personnel on a continuous 24 hours per day, 7 days per week basis.

          B. Operation of all NOC equipment, monitoring, and fault isolation functions.

          C. Coordinating the dispatch maintenance representatives for corrective maintenance activities and recording information in a Problem Report ("PR") as follows:

               1. In the Sao Paulo and Rio de Janeiro metropolitan areas, the NETSTREAM field service will respond within [*] hour for all repairs that cannot be completed through remote means

               2. NETSTREAM will provide field service within [*] hours for all repairs that cannot be completed through remote means for all other locations.

               3. Initiation of a corrective maintenance request, plus recording the time that the call is received by the NETSTREAM maintenance representative.

               4. Upon arrival of the maintenance representative at the site, the NOC confirms the reported problems and records the site arrival time with the representative.

               5. Upon notification to the NOC by the on-site maintenance representative of any of the following conditions, AOL representatives are conferred with for advice or assistance: work stoppage, delay, denial of access to the equipment.

               6. Upon restoration of service by the maintenance representative, the NOC confirms operation of the equipment and records the time when service was restored and the reason for the outage in concert with the maintenance representative.

          D. Initiation of PRs, maintenance of a log of all PRs, coordination of PRs with support personnel and tracking of problems until resolution using a commercial trouble reporting system.

          E. Utilizing the SNMP capabilities and NETSTREAM diagnostic software resident in the NOC for:

               1.   Daily testing of modems and local access numbers

               2. Measurements of the usage of each modem several times during each 24 hour period

               3. Monitoring and recording the backbone and trunk availability and utilization

               4. Accounting for the disposition of each call placed to AOLnet (i.e. how many calls were placed, how many calls were sent successfully to AOL, how many calls were lost in the network due to routing problems, how many calls were sent to AOL, but AOL did not accept them, etc.)

          F. Providing on-site analyst support Monday through Friday (excluding NETSTREAM holidays) during normal working hours. A dedicated access number shall be maintained for AOL's exclusive use, which shall always be operational. Analyst support is defined as including the following:

               1. Supporting short-term and long-term AOLnet problem identification, analysis, and resolution.

               2.   Ensuring that proper steps are taken to resolve the problem

               3. Identifying and tracking all software, baseline and patches, deployed in the AOLnet and NOC platforms

               4. Supporting the deployment of new software and hardware to the AOLnet and NOC equipment as coordinated with AOL

               5.   Providing support to network provisioning requirements

               6.   Maintaining a technical library for the NOC

          G. Performing on-call analyst support to AOLnet on a continuous 24 hour per day, 7 days per week basis. On-call analyst personnel respond to urgent requests from the NOC in conjunction with the on-site NETSTREAM personnel. Procedures for the conduct of network testing are in accordance with those developed in conjunction with AOL representatives.

          H. Providing operational support to AOLnet in the area of network testing in association with provisioning actions. Such testing shall be conducted from the NOC in conjunction with the on-site NETSTREAM installation team personnel.

          I.   Maintaining and providing updates and changes to NOC maps

          J.   Maintaining an authorized outage listing for NOC controller use

          K. Acting as AOL's agent in network security matters on a day-to-day basis in accordance with commercially reasonable practices and making recommendations for improvements

          L. Using commercial teleconferencing facilities in the resolution of network problems, escalation of problems, and planning activities

          M. Providing electronic mail service support for the NOC via the e-mail/DNS capability resident on the Sun workstations

          N.   Providing a facsimile service resident in the NOC equipment

          O. Delivering the following reports to the AOL representatives designated:

               1.   Daily modem and site usage

               2.   Daily call disposition reports

               3.   Weekly summary of the amount of time required to close PRs

               4.   Daily ineffective call report

               5.   Daily backbone utilization statistics

               6.   Daily network latency and congestion statistics

               7.   Trace data as required to debug client and AOLnet problems

                    AOL may request additional reports that assist in improving AOLnet quality. NETSTREAM will provide these additional reports, or the raw data, subject to technical reasonableness.

III.  Design and Topology of AOLnet

          NETSTREAM intends to continue to improve the network design to: reduce risk, improve robustness, and enhance the price/performance of the transmission system.

          A.   Traffic Assumptions

          B.   Location of Points of Presence

          C.   Network Architecture

          D.   Network Topology

          AOL shall be allowed to establish a route of last resort on the NETSTREAM network. NETSTREAM will manage such traffic and provision their network to maintain a maximum circuit load as defined in Paragraph 2.1(d).

IV.  Network Support Organization

          NETSTREAM has structured the program so that we can both rapidly build out a network and deliver quality service, and it can provide to AOL value added services.

          A. Program Management: The program management group is responsible for the management of the project as a whole. The program management team is led by a program executive who has direct and immediate access to the senior management of NETSTREAM Communications and a program manager who reports to the program executive. The program management team is the primary point of contact between NETSTREAM and AOL and coordinates the activity of all functional groups within NETSTREAM and is responsible for project and financial management of the program.

          B. Engineering: Network engineering handles the technical aspects of the project, resolution of problems escalated by the NOC, planning for future network expansion, and improving performance and process. Engineering interacts directly with AOL and the NOC.

          C. Deployment: The deployment team consists of field engineers and technicians and others who have experience dealing directly with local carriers, preparing sites, and installing equipment. Part of the team will be based at NETSTREAM to coordinate activities and provide support for installers.

          D. Operations: A NOC handles the operation and maintenance of the network. The NOC is connected to AOL's central facilities, including a direct telephone link to the AOL operations center. The NOC's monitoring capability is set up to detect and correct most network problems before they are visible to AOL or its customers.

          E. The NOC directs the maintenance activity based on input from the monitoring systems and AOL. NETSTREAM handles the large majority of repair tasks over the telephone with technicians at the PoPs by storing hardware at the PoPs, establishing working agreements with the PoPs and other service providers and by providing written procedures. When it is necessary to send technicians to deal with problems, NETSTREAM uses its existing infrastructure of satellite offices and field engineers.

          F. NETSTREAM shall support AOL in the acquisition of DNS address blocks as requested by AOL. NETSTREAM shall not require return of address blocks currently in use by AOL and shall provide additional blocks from the allocated NETSTREAM space as requested by AOL. The provision at additional address blocks must continue for at least the next two years, and NETSTREAM must give AOL a minimum of one-year notice should NETSTREAM choose to terminate this service.

          G. NETSTREAM agrees not to restrict traffic to and from AOL unless requested to do so by AOL or required to do so by court order or applicable law.

          H. NETSTREAM shall manage the backbone and interconnection points with other Internet providers and customers to minimize loss and delay of AOL traffic. Such management shall include creation of new interconnection points as required.

          I. Each party shall use reasonable efforts to aggregate routing information sent to the other and to control the addition and withdrawal of routing information.

          J. NETSTREAM shall announce AOL routing information at NETSTREAM interchange points as agreed by AOL.

                                   EXHIBIT C

                                Deployment Plan

AOL-Designated Cities
---------------------

Sao Paulo

Rio de Janeiro

Belo Horizonte

Curitiba

Porto Alegre

Campinas

Salvador

Brasilia